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                                                                    Exhibit 10.2


                       CONVERSION AND REDEMPTION AGREEMENT

         This AGREEMENT FOR CONVERSION AND REDEMPTION is entered into as of the 31st day of August, 2000, by and among INTERSTATE HOTELS, LLC, a Delaware limited liability company (the "Company"), PAH-INTERSTATE HOLDINGS, INC., a Delaware corporation ("Wyndham"), WYNDHAM INTERNATIONAL, INC., a Delaware corporation ("WII"), PATRIOT AMERICAN HOSPITALITY, INC., a Delaware corporation ("Patriot"), NORTHRIDGE HOLDINGS, INC., a Delaware corporation ("Northridge") and INTERSTATE HOTELS CORPORATION, a Maryland corporation ("IHC").

                                    RECITALS

         A. Wyndham and Northridge constitute all of the Members of the Company, pursuant to an Amended and Restated Limited Liability Company Agreement, dated as of June 18, 1999 (the "LLC Agreement"). Northridge is the Managing Member of the Company with a 45% membership interest in the Company. Wyndham is the Non-Managing Member of the Company with a 55% membership interest in the Company (the "Interest").

         B. Wyndham and Northridge have agreed (i) to cause the Company to distribute certain management agreement assets of the Company to Wyndham in partial redemption of the Interest at closing, (ii) to convert a portion of the Interest to a Preferred Interest (as hereinafter defined), and, (iii) to provide for the subsequent redemption of the Preferred Interest and the Common Interest (as hereinafter defined) pursuant to the terms and conditions hereinafter set forth.

         C. WII is the parent of Wyndham. WII is also the parent of Patriot, which is a shareholder in IHC and has the right under IHC's Charter to designate a member of IHC's Board of Directors (the "IHC Board"). In connection with and as additional consideration for the conversion and redemption of Wyndham's Interest pursuant to this Agreement, as more fully set




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forth herein, (i) WII and/or Patriot have agreed to cause its current representative to the IHC Board to resign as of the Closing Date and to relinquish its right to appoint a member of the IHC Board in the future and (ii) each of Wyndham and Patriot has granted to IHC an option to acquire all of its stock in IHC.

         D. In order to accommodate the transactions described above, IHC and Northridge have agreed to guaranty certain obligations of the Company and to fund certain capital contributions to the Company, as more fully set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Company, Wyndham, WII, Northridge and IHC hereby agree as follows:

         1. Distribution of Management Agreements in Partial Redemption. On the Closing Date (as defined below), Northridge as Managing Member of the Company will cause the Company to distribute and assign to Wyndham or its affiliate, and Wyndham or such affiliate will assume, the Company's interest (including rights and obligations arising thereunder) as manager under the management agreements with respect to the hotels identified on Exhibit 1-A to this Agreement (collectively, the "Management Agreements") by executing an Assignment and Assumption of Management Agreements in the form attached hereto as Exhibit 1-B (the "Assignment of Management Agreements"). Wyndham, Northridge and the Company agree that such distribution and assignment of the Management Agreements is in partial redemption of its membership interest in the Company (the "Initial Redemption"). The Initial Redemption shall be effected by execution and delivery by Wyndham and the Company of an Assignment and Acceptance of Membership Interest in the form attached hereto as Exhibit 1-C, modified to reflect Wyndham's affiliate as assignee, if applicable. No termination fees, "make whole" payments or similar fees or amounts shall be payable to or by the Company or any other party as a result of such distribution and assignment of the Management Agreements in partial redemption of the




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Interests, whether pursuant to the terms of the Management Agreements or any other agreement to which the Company or any of its affiliates is a party. (The interest of Wyndham in the Company remaining after the Initial Redemption is sometimes referred to in this Agreement as the "Remaining Interest.")

         2. Conversion of a Portion of the Remaining Interest to Preferred Interest. On the Closing Date, a portion of the Remaining Interest shall be converted into a preferred membership interest (the "Preferred Interest") with rights and privileges as set forth in the Second Amended and Restated LLC Agreement, a form of which is attached hereto as Exhibit 2 (the "Amended LLC Agreement"). The parties agree that the Preferred Interest comprises forty-nine percent (49%) of the total membership interests in the Company. (The balance of the Remaining Interest, comprising one percent (1%) of the total membership interests in the Company, is hereinafter referred to as the "Common Interest" and shall have the rights and privileges set forth in the Amended LLC Agreement.) IHC and Northridge hereby agree and guaranty for the benefit of Wyndham that they shall cause capital contributions to be made to the Company in order to fund payment of (i) the Preferred Redemption Amount to the extent the Preferred Redemption Amount exceeds the amount of the Escrowed Funds and other funds of the Company, and (ii) to fund quarterly distributions on the Preferred Interest pursuant to the Amended LLC Agreement to the extent such required distributions exceed the amounts available from the Company's operating cash flow, and such obligation and guaranty of IHC and Northridge to cause such capital contributions to be made to the Company shall not be affected in any respect by an assignment of Northridge's membership interest in the Company to an affiliate as permitted under the Amended LLC Agreement.

         3. Redemption of the Preferred Interest. At any time on or subsequent to July 1, 2001 (the date on which the Preferred Interest is so redeemed being defined as the "Preferred Redemption Date"), Wyndham shall have the right to put the Preferred Interest for redemption by



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the Company by giving written notice to such effect to the Company, and the
Company shall have the right to call for redemption of the entire Preferred Interest by the Company by giving written notice to such effect to Wyndham, and in either event, Northridge, as Managing Member of the Company, shall cause the Company to redeem the entire Preferred Interest for Twelve Million Six Hundred Eighty-One Thousand Eight Hundred Eighteen Dollars ($12,681,818) (the "Preferred Redemption Amount"). The redemption of the Preferred Interest shall be completed within five (5) business days of the exercise of such put or call right and shall be effected by the execution by Wyndham and the Company of an Assignment and Acceptance of Membership Interest in the form attached as Exhibit 3-D. Upon delivery to the Escrow Agent by Wyndham of an executed Assignment and Acceptance of Membership Interest in such form, the Company shall pay the Preferred Redemption Amount to the Escrow Agent (as hereinafter defined) in the forms outlined below, subject, however to the provisions of Section 40:

         (a) A payment of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00) in the form of a release of the Escrowed Funds (as defined below) to Wyndham and, to the extent such released Escrowed Funds are less than $8,250,000, the balance shall be paid in cash by wire transfer.

         (b) A promissory note issued by the Company, in the form attached hereto as Exhibit 3-A, payable to Wyndham, in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), with a maturity date of July 1, 2002 and with interest at a fixed rate of 9.75% (the "Note Rate") payable in quarterly installments ("Promissory Note A"); and

         (c) A promissory note issued by the Company, in the form attached hereto as Exhibit 3-B, payable to Wyndham, in the principal amount of Three Million Six Hundred Eighty One Thousand Eight Hundred Eighteen Dollars ($3,681,818) with a maturity date of July 1, 2004 and with interest at the Note Rate payable in quarterly installments ("Promissory Note B" and, collectively with Promissory Note A, the "Promissory Notes").

The Promissory Notes shall be guaranteed by IHC and Northridge pursuant to a guaranty in the form attached hereto as Exhibit 3-C.

         4. Creation of Escrow. In order to assure Wyndham that the Company will have adequate liquidity to fund the cash portion of the Preferred Redemption Amount if and when




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Wyndham or the Company exercise their respective rights to cause the redemption of the entire Preferred Interest pursuant to Section 3 hereof, and to secure payment of the cash portion of the Preferred Redemption Amount, on the Closing Date the Company shall deposit with the Escrow Agent (as hereinafter defined) cash in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Escrowed Funds"). The Escrowed Funds shall be held in an interest-bearing account mutually acceptable to both the Company and Wyndham. All interest earned on the Escrow Funds shall be deemed earned by and belong to the Company, but shall be released from escrow and paid to Wyndham on behalf of the Company on a quarterly basis and upon such payment shall be credited toward the Company's obligation to make quarterly distributions with respect to the Preferred Interest. On the Preferred Redemption Date, the Escrow Agent shall be required to apply the Escrowed Funds (and any interest earned thereon which has not been paid to Wyndham pursuant to the prior sentence) toward the cash portion of the Preferred Redemption Amount pursuant to subsection 3(a) and, if applicable,
Section 40. Neither the Company, IHC, Northridge nor any of their affiliates shall grant to any creditor any direct or indirect security interest, pledge, security assignment or other interest in the Escrowed Funds or the escrow agreement pursuant to which they are held.

         5. Financial Covenants of the Company. Until the Preferred Redemption Date, IHC agrees and covenants that it will maintain a minimum Net Worth (as hereinafter defined) on a consolidated basis with its subsidiaries in accordance with generally accepted accounting principles of not less than 1.75 multiplied by Five Million One Hundred Eighty-One Thousand Eight Hundred Eighteen Dollars ($5,181,818) (representing the difference between the Preferred Redemption Amount and the amount of Escrowed Funds). After the Preferred Redemption Date, IHC agrees and covenants that it will maintain a minimum Net Worth of not less than 1.75 multiplied by the aggregate outstanding balance from time to time due to Wyndham under the Promissory Notes. "Net Worth" means (i) the value of all tangible assets, including, without limitation, the cash proceeds from the Securities Transaction (as hereinafter defined) but excluding the Escrowed Funds, goodwill, contract rights and other intangibles, plus (ii) the amount of funds




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which are available to be drawn by IHC or its subsidiaries on any credit facility then in place with the Investor Group or its Affiliates or any institutional lender without the requirement to post additional security or meet material conditions which have not been satisfied, minus (iii) all liabilities and debt (treating the preferred stock issued in connection with the Securities Transaction (as hereinafter defined) and any other preferred stock as a liability for this purpose). At all times until the redemption of the Preferred Interest and the payment in full on the Notes, IHC agrees and covenants that all of the assets owned by it from time to time, (including (x) assets owned from time to time directly by IHC or its wholly-owned direct or indirect subsidiaries or (y) interests held from time to time in other entities not wholly-owned by IHC which own assets) will be owned by IHC or its wholly-owned direct or indirect subsidiaries. The Company shall provide to Wyndham quarterly within forty-five (45) business days of the end of each calender quarter financial statements of the Company certified by the Chief Financial Officer of IHC as accurate and complete in all material respects showing compliance with the foregoing minimum net worth requirements. A default with respect to the covenants in this Section 5, which is not cured within thirty (30) days following written notice by Wyndham to IHC shall constitute an event of default under this Agreement and the Notes.

         6. Redemption of Common Interest. At any time on or subsequent to July 1, 2004 (the "Common Redemption Date"), Wyndham shall have the right to put the Common Interest for redemption by the Company by giving written notice to such effect to the Company, and the Company shall have the right to call for redemption of the entire Common Interest by giving written notice to such effect to Wyndham, and, in either event, Northridge, as Managing Member of the Company, shall cause the Company to redeem the entire Common Interest for the Common Redemption Amount (as hereinafter defined). The "Common Redemption Amount" shall mean the lesser of (a) the product of (i) five (5) times the Company's net income before interest, taxes, depreciation and amortization ("EBITDA") as determined by the Company's independent




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accountants for the Company's fiscal year ending closest to December 31, 2003 and (ii) the percentage of membership interest represented by the Common Interest or (b) Four Hundred Thirty-Two Thousand Eight Hundred Eighty-Three Dollars ($432,883). The redemption of the entire Common Interest shall be completed within five (5) business days of the exercise of such put or call right and shall be effected by execution and delivery by Wyndham and the Company of an Assignment and Acceptance of Membership Interests in the form attached hereto as Exhibit 6 and payment by the Company to Wyndham of the Common Redemption Amount. Immediately prior to the Common Redemption Date, the Company shall have the right to admit one of Northridge's Affiliates as a member of the Company on such terms as the Company and such Affiliate shall agree, as long as such admission is effectively conditioned (to the reasonable satisfaction of Wyndham) on the consummation of the redemption of the Common Interest by the Company. IHC and Northridge hereby agree and guaranty for the benefit of Wyndham that they shall cause capital contributions to be made to the Company in order to fund payment of the Common Redemption Amount, to the extent the Common Redemption Amount exceeds the amounts available from the Company's operating cash flow, and such obligation and guaranty of IHC and Northridge to cause such capital contributions to be made to the Company shall not be affected in any respect by an assignment of Northridge's membership interest in the Company to an affiliate as permitted under the Amended LLC Agreement. In connection with the redemption of the Common Interests, the Company and Wyndham shall cooperate in making any Hart-Scott-Rodino filing, if any, as may be deemed necessary under the then applicable laws and regulations, and the Company and Wyndham shall each pay one-half (1/2) of any filing fees in connection therewith.

         7. Relinquishment of Board Seat. In consideration for the Initial Redemption and the agreements set forth in this Agreement regarding the future redemption of the Preferred Interest and the Common Interest, WII and Patriot agree that, effective at the Closing, (i) WII and/or Patriot, as the case may be, will deliver to IHC a Resignation of its designee/nominee on the IHC Board as currently provided for in IHC's Charter, fully and duly executed and effective


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immediately, which Resignation shall be in the form of Exhibit 7 hereto (the
"Resignation"); (ii) WII's and/or Patriot's (as the case may be) contractual right to designate or nominate a member of the IHC Board shall be extinguished; and (iii) WII and/or Patriot, as the case may be, shall approve and cast its stockholder votes in favor of amendments of IHC's Charter to reflect the extinguishment of WII's or Patriot's right to designate/nominate a member of the IHC Board.

         8. Option to Acquire Wyndham's IHC Stock. In consideration for the Initial Redemption at Closing and the agreements set forth in this Agreement regarding the future redemption of the Preferred Interest and the Common Interest, Wyndham and Patriot each hereby grants to IHC or its designee the option to acquire all, but not less than all, of the shares of stock in IHC presently owned by Wyndham and Patriot at its Weighted Average Trading Price (as hereinafter defined); provided, however, that unless such option is exercised effective on the Closing Date under this Agreement, the purchase price shall not be less than Three Dollars ($3.00) nor more than Four Dollars ($4.00) per share. For example, assuming that the date of exercise is not on the Closing Date, if on the date of exercise of the foregoing option the Weighted Average Trading Price were $2.50 per share, then the price to be paid to Wyndham and Patriot for their stock in IHC would be $3.00 per share, and if on such exercise date the Weighted Average Trading Price were $4.50 per share, then the price to be paid by IHC to Wyndham and Patriot for their stock in IHC would be $4.00 per share. "Weighted Average Trading Price" means the average trading price of the common stock of IHC during the ten (10) trading days immediately preceding the date on which IHC or its designee gives notice to Wyndham and Patriot of the exercise of the option described in this Section 8, weighted by trading volume. The foregoing option shall be exercisable on or before ninety (90) days following the Closing Date hereunder, by written notice from IHC or its designee to Wyndham and Patriot. The purchase shall close five (5) business days after delivery of the exercise notice and at the time of closing the shares of stock in IHC shall be conveyed to IHC or its designee free and clear of all liens, encumbrances and security interests of




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any kind; provided that Wyndham shall have the right to defer the closing date for up to an additional forty (40) days in order to permit Wyndham and Patriot to cause the shares of IHC to be released from the existing pledge to Chase Manhattan Bank.

         9. Consent to Amendment of IHC Bylaws. Wyndham and WII acknowledge that, except as set forth in Section 17, the obligation of IHC and its Affiliates to close the transaction contemplated by this Agreement is expressly conditioned upon the closing of the issuance by IHC of convertible preferred stock and convertible notes in the aggregate amount of Thirty Million Dollars ($30,000,000) (the "Securities Transaction") to, and the purchase of such stock and notes by, an investment group led by Lehman Brothers (the "Investor Group"), and that the closing of the Securities Transaction requires the amendment of IHC's Bylaws to eliminate the rights of the Class B Director (as defined in the Bylaws) and the Class C Director (as defined in the Bylaws) to approve the creation of committees of the Board of Directors or the appointment or removal of any member from such committee pursuant to Section 4.1 of the Bylaws. WII and Wyndham, in their capacity as Class C Stockholders, (a) hereby consent to the amendment to IHC's Bylaws in the form attached hereto as Exhibit 9, and (b) hereby acknowledge that the Class C Director has voted in favor of such amendment to the Bylaws in connection with the unanimous approval by the IHC Board of Directors of the Securities Transaction and the documents to be executed in connection therewith, in each case conditional on the closing of the Securities Transaction.

         10. Amended LLC Agreement; Discharge of Obligations Under LLC Agreement. At the closing, Wyndham and Northridge shall execute and deliver the Amended LLC Agreement in the form attached hereto as Exhibit 2 in order to permit, among other things, all of the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Agreement and the Amended LLC Agreement, the Initial Redemption on the Closing Date and the agreements set forth in this Agreement with respect to the redemption of the Preferred Interest on the Preferred Redemption Date and of the Common Interest on the Common Redemption Date




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shall constitute a complete satisfaction and discharge of all of the Company's and/or Northridge's obligations and/or liabilities to Wyndham under the LLC Agreement, as specified in the Amended LLC Agreement; provided, however, that such obligations and liabilities shall be replaced by, and to the extent of, those created under this Agreement or under the Amended LLC Agreement including, without limitation, the Company's obligation to make distributions with respect to the Preferred Interest, the Company's obligations under the Promissory Notes, Northridge's and the Company's obligations to redeem the Preferred Interest and the Common Interest as set forth in this Agreement, and the Company's or Northridge's liability as a result of a breach of a representation or warranty contained in this Agreement. Except as expressly set forth in this Agreement, the Initial Redemption, and the redemption of the Preferred Interest and the Common Interest at the times set forth above, shall constitute a complete satisfaction and discharge of all of Wyndham's obligations and/or liability to Northridge or the Company under the LLC Agreement; provided, however, that the foregoing shall not absolve Wyndham from any liability it may have pursuant to this Agreement or the Amended LLC Agreement, including, without limitation, its obligation to tender the entire Preferred Interest or the entire Common Interest for redemption if called by the Company, at the times and under the conditions set forth herein, or its liability as a result of a breach of a representation or warranty contained in this Agreement.

         11. Treatment of Intercarp Transaction. In connection with the preparation of the Company's Federal Income Tax Return for 1999, the parties agree that the Company shall elect not to take installment sale treatment under
Section 453 of the Internal Revenue Code, as amended, with respect to the gain associated with the sale by the Company to F&H Realty LLC ("F&H") of its partnership interest in Intercarp Limited Partnership, a Delaware limited partnership, a portion of the purchase price of which was taken by the Company in the form of a Secured Promissory Note, dated June 18, 1999, in the principal amount of $5,750,000 from F&H and F&H GP Corporation, its general partner, as makers, to the Company, as payee.

         12. Continuation of Obligations Under Distribution Agreement. The Closing of this transaction shall not terminate, modify or affect in any respect the obligations, if any, of



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Wyndham, Northridge, Patriot, WII, the Company, or IHC pursuant to the
Distribution Agreement dated as of June 18, 1999 by and among such parties (the "Distribution Agreement"), including, without limitation, the Patriot/Wyndham Obligations set forth in Schedule 5.2.1(b) of the Distribution Agreement, the indemnities among the parties pursuant to Section 5.2 of the Distribution Agreement, the provisions of Section 11.2 relating to the obligation to pay taxes and the provisions of Section 11.7 relating to cooperation with tax audits.

         13. Wyndham's Representations and Warranties. Wyndham represents and warrants to Northridge, as of the date of this Agreement, as follows:

                  (a) Wyndham is duly authorized by all necessary corporate action to execute and deliver this Agreement and to complete the transactions contemplated herein in accordance with its terms;

                  (b) No consent, approval or authorization (except such consent as has already been obtained) or filing with any governmental agency, is required for Wyndham to consummate the transactions contemplated hereunder;

                  (c)      Subject to obtaining the consents described in
                           Section 26, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a default under the terms of any agreement or court order to which Wyndham is a party or by which the Interest is bound;

                  (d) Wyndham owns the Interest free and clear of all lien, pledge, security interest, adverse claim, restriction, covenant, option or right of any third person to purchase, or other encumbrance;

                  (e) This Agreement has been duly executed and delivered by Wyndham and constitutes the valid and binding obligation of Wyndham, enforceable against Wyndham in accordance with its terms;

                  (f) There is no litigation pending or, to Wyndham's knowledge, threatened in writing which in any manner does or could adversely affect Wyndham's legal capacity to consummate the transactions contemplated by this Agreement or Wyndham's title to the Interest;

                  (g) Wyndham has paid all income or personal property taxes which are due and payable with respect to the Interest;

                  (h) The Interest constitutes Wyndham's entire legal and beneficial interest in the Company (except for Wyndham's or Patriot's indirect interest in the


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                           Company by virtue of their ownership of IHC stock),
                           and, upon consummation of transactions contemplated in this Agreement, except as expressly provided in this Agreement and the Amended LLC Agreement, Wyndham will have no further right, title or interest in the Interest, the Company or IHC (except for such stock in IHC owned by Wyndham or Patriot);

                  (i) Wyndham has not made any agreement or taken any action as a result of which Northridge or the Company would be obligated to pay any person or entity a broker's fee or commission as a result of the transactions contemplated by this Agreement;

                  (j) Each of the hotels that is the subject of a Management Agreement is owned in fee simple by, or ground leased to, an Affiliate of Wyndham or WII (each, a "Wyndham Affiliate"). (For purposes of this Agreement "Affiliate" means as to any entity, an individual or entity that directly or indirectly Controls (as hereinafter defined), is controlled by, or is under common Control with such entity. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or interests, by contract, or otherwise.

                  (k) Each applicable Wyndham Affiliate has consented to the transfer of the Management Agreement with respect to the hotel property listed on Exhibit 26 owned or ground leased by such Wyndham Affiliate.

                  (l) Wyndham is the legal and beneficial owner of 60,639 Class C shares of IHC stock representing, to Wyndham's knowledge, approximately one percent (1%) of the common stock of IHC, and such shares of IHC stock are not subject to any encumbrances or options (other than the option to IHC granted hereunder).

         The foregoing representations and warranties shall be deemed remade at the Closing.

         14. WII's and Patriot's Representations and Warranties. WII and Patriot represent and warrant to IHC and Northridge, as of the date of this Agreement, as follows:

                  (a) Each of WII and Patriot is duly authorized by all necessary corporate action to execute and deliver this Agreement and to complete the transactions contemplated herein in accordance with its terms;

                  (b) No consent, approval or authorization (except such consent as has already been obtained) or filing with any governmental agency, is required for Wyndham or Patriot to consummate the transactions contemplated hereunder;

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a default under the terms of any agreement or court order to which WII or Patriot is a party;

                  (d) This Agreement has been duly executed and delivered by WII and Patriot and constitutes the valid and binding obligation of WII and Patriot, enforceable against WII and/or Patriot in accordance with its terms;

                  (e) There is no litigation pending or, to WII's or Patriot's knowledge, threatened in writing which in any manner does or could adversely affect WII's or Patriot's legal capacity to consummate the transactions contemplated by this Agreement; and

                  (f) Patriot is the legal and beneficial owner of 181,916 Class A shares of IHC stock representing, to WII's and Patriot's knowledge, approximately three percent (3%) of the common stock of IHC, and such shares of IHC stock are not subject to any encumbrances or options other than a pledge of such stock to Chase Manhattan Bank as administrative agent for certain lenders as security for a credit facility provided by such lenders to WII and certain of its affiliates and other than the option to IHC granted hereunder. Patriot represents and warrants that there is not currently an Event of Default under any of the terms of such credit facility and that under the terms of such credit facility Patriot is entitled to release of such pledge upon the sale of such shares of IHC stock, conditioned only on WII making a request therefor and related certifications in accordance with the provisions of the documents governing such credit facility and there being no default under such credit facility.

         The foregoing representations and warranties shall be deemed remade at the Closing.


         15. Northridge's Representations and Warranties. Northridge represents and warrants to Wyndham and WII, as of the date of this Agreement, as follows:

                  (a) Northridge is duly authorized by all necessary corporate action to execute and deliver this Agreement and to complete the transactions contemplated herein in accordance with its terms;

                  (b)      Subject to obtaining the consents described in
                           Section 26, no consent, approval or authorization (except such consent as has already been obtained), or filing with any governmental agency, is required for Northridge to consummate the transactions contemplated hereunder;

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will constitute a default under the terms of any agreement or court order to which Northridge is a party or by which its property is bound;

                  (d) This Agreement has been duly executed and delivered by Northridge and constitutes the valid and binding obligation of Northridge, enforceable against Northridge in accordance with its terms;

                  (e) There is no litigation pending or, to Northridge's knowledge, threatened in writing which in any manner does or could adversely affect Northridge's or the Company's legal capacity to consummate the transactions contemplated by this Agreement; and

                  (f) Northridge has not made any agreement or taken any action as a result of which Wyndham would be obligated to pay any person or entity a broker's fee or commission as a result of the transactions contemplated by this Agreement.

                  (g) Since June 18, 1999 (the effective date of the LLC Agreement), none of the Existing Contracts or Existing Subsidiary Contracts (each as defined in the LLC Agreement) have been terminated or amended except as disclosed on the schedule attached hereto as
                           Exhibit 15.

         The foregoing representations and warranties shall be deemed remade at the Closing.

         16. IHC's Representations and Warranties. IHC represents and warrants to Wyndham and WII, as of the date of this Agreement, as follows:

                  (a) IHC is duly authorized by all necessary corporate action to execute and deliver this Agreement and to complete the transactions contemplated herein in accordance with its terms;

                  (b) No consent, approval or authorization (except such consent as has already been obtained) or filing with any governmental agency, is required for IHC to consummate the transactions contemplated hereunder;

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a default under the terms of any agreement or court order to which IHC is a party;

                  (d) This Agreement has been duly executed and delivered by IHC and constitutes the valid and binding obligation of IHC, enforceable against IHC in accordance with its terms;

                  (e) There is no litigation pending or, to IHC's knowledge, threatened in writing which in any manner does or could adversely affect IHC's legal capacity to consummate the transactions contemplated by this Agreement; and

                  (f) The only material conditions to the closing of the Securities Transaction (other than performance by IHC and the Investor Group of their respective obligations under the documents governing the Securities Transaction) are (i) the approval by the stockholders of IHC, (ii) receipt of a consent from Holiday Hospitality Franchising, Inc., (iii) obtaining certain NASDAQ approvals relating to the Securities Transaction; and
                           (iv) the absence of material adverse effect since the date of the Securities Purchase Agreement with respect to the Securities Transaction. IHC covenants to keep Wyndham informed from time to time on any developments in the Securities Transaction, including any amendments to the deal and progress (or lack of progress) in obtaining consents and meeting conditions.

         The foregoing representations and warranties shall be deemed remade at the Closing.

         17. Closing Date. This transaction shall close ("Closing Date") on the same day as the closing of the Securities Transaction, except as expressly provided below. The closing of the Securities Transaction is anticipated to occur on or before October 16, 2000, but is subject to extension by IHC until November 30, 2000, whereupon either IHC or the Investor Group has the option to terminate the Securities Transaction. In the event that the Securities Transaction is terminated by either IHC or the Investor Group prior to January 16, 2001, then IHC shall give notice of such termination to Wyndham within two
(2) business days of such termination, whereupon either Northridge or Wyndham may elect to close this transaction, notwithstanding such termination, by delivering written notice (the "Closing Notice") to the other parties on or before that date which is five (5) business days after Wyndham's receipt of such notice and this transaction shall close within ten (10) business days thereafter under the alternative terms set forth in Section 40 hereof. In the event that by the end of the business day on January 16, 2001 (a) the Securities Transaction has not closed, and (b) neither Northridge nor Wyndham has delivered the Closing Notice, Wyndham or Northridge may elect at any time thereafter to terminate this Agreement by delivering written notice to the other parties. In the event of the termination by either Wyndham or Northridge of this Agreement, the LLC Agreement shall remain in full force and effect and this Agreement shall be of no further force and effect, except for the agreement set forth in Section 11 hereof.

         18. Accounting at Closing. Within thirty (30) days following the Closing Date, Northridge shall provide to Wyndham an accounting of all Net Operating Cash Flow and Net Capital Proceeds (each as defined in the LLC Agreement) of the Company through the day immediately preceding the Closing Date in form reasonably acceptable to Wyndham and certified by the Chief Financial Officers of IHC and of Northridge, as Managing Members of the Company, as true and accurate in all material respects. To the extent Wyndham accepts such accounting, Northridge shall distribute Wyndham's share of any such Net Operating Cash Flow and Net Capital Proceeds with respect to such accepted accounting to Wyndham in accordance with the LLC Agreement as in effect immediately prior to Closing. Wyndham shall have the right to review the books and records of the Company with respect to any aspect of such accounting and to cause an audit of such accounting. Such audit shall be at Wyndham's expense unless it discloses that Northridge's accounting would have resulted in an underpayment to Wyndham of more than three percent (3%), in which event the cost of such audit shall be borne by Northridge. Such audit, if desired by Wyndham, shall be completed before Wyndham accepts the accounting with respect to questioned matters and receives payment on account of such questioned matters. No interest shall accrue on such payment during the pendency of such audit. Upon receipt of such payment, Wyndham's audit rights with respect to such books and records shall terminate, except as expressly provided in the Amended LLC Agreement.

         19. Escrow Agent. Chicago Title Insurance Company, Pittsburgh, Pennsylvania, shall serve as the escrow agent for this transaction (the "Escrow Agent") pursuant to closing escrow instructions reasonably satisfactory to Wyndham and Northridge.

         20. Closing Procedures.

         (a) On or before the Closing Date, Wyndham shall deliver to the Escrow Agent the following documents executed by Wyndham in multiple counterparts:

                  (i)      Assignment of Management Agreements;

                  (ii)     Initial Redemption Assignment;

                  (iii)    Resignation; and

                  (iv)     Amended LLC Agreement.

         (b) On or before the Closing Date, the Company shall deliver to the Escrow Agent the following documents executed by the Company in multiple counterparts:

                  (i)      Assignment of Management Agreements;

                  (ii)     Initial Redemption Assignment; and

                  (iii) cash in the amount of the required Escrowed Funds pursuant to Section 4 hereof.

         (c) On or before the Closing Date, Northridge shall deliver to the Escrow Agent the Amended LLC Agreement executed by Northridge in multiple counterparts.

         (d) When the Escrow Agent has received from Wyndham, the Company and Northridge, respectively, all of the deliveries required under Sections 20(a), 20(b) and 20(c) above, the Escrow Agent shall close the transaction (the "Closing") by:

                  (i) delivering to Wyndham, by overnight courier, the Assignment of Management Agreements and a counterpart of the Amended LLC Agreement;

                  (ii) delivering to the Company, by overnight courier, the Initial Redemption Assignment;

                  (iii) delivering to IHC, by overnight courier, the Resignation; and

                  (iv) delivering to Northridge, by overnight courier, a counterpart of the Amended LLC Agreement.

         21. Indemnities by Wyndham. Following the Closing, Wyndham shall indemnify, defend and hold Northridge and IHC harmless with respect to all loss, cost, liability and expense arising (a) as a result of any breaches by Wyndham or WII of any representations and warranties of Wyndham or WII pursuant to this Agreement, or (b) under the Management Agreements subsequent to the Closing Date.

         22. Indemnities by Northridge. Following the Closing, Northridge shall indemnify, defend and hold Wyndham or WII harmless with respect to all loss, cost, liability or expense arising as a result of (a) any breaches by Northridge or IHC of any representations and warranties of Northridge pursuant to this Agreement or (b) Northridge's ownership of any portions of the Interest or Northridge's operation of the Company subsequent to the Closing Date, provided that the foregoing indemnity does not constitute a guaranty by either the Company or Northridge with respect to the profitability of the Company or its ability to make distributions (other than the obligation and guaranty of IHC and Northridge to make or cause to be made capital contributions to the Company to fund distributions payable on the Preferred Interest and to pay the Preferred Redemption Amount and the Common Redemption Amount). IHC agrees to contribute timely cash capital to Northridge in order that Northridge can make the capital contributions to the Company described in the foregoing parenthetical.

         23. Transition of Management; Liquor Licenses. The management fees under the Management Agreements shall be paid through the effective date of termination or assignment in accordance with the provisions of the Management Agreements except that no termination or other fees shall be payable as a result of the transactions contemplated in this Agreement notwithstanding the provisions of such Management Agreements. The parties agree to cooperate, but at no out-of-pocket cost to the Company, IHC or Northridge, in connection with any required transfer of liquor licenses to Wyndham or any affiliate of Wyndham designated by Wyndham or any required amendment to liquor licenses with respect to the hotels listed on Exhibit 1-A both before and after the Closing Date in the same manner as set forth in Section 6.3.3 of the Distribution Agreement, mutatis mutandis, in order to ensure to the maximum extent possible that all bars and lounges and other liquor facilities at such hotels remain open and operating during the period following the Closing Date.

         24. Defaults and Remedies. In the event any party defaults in its obligations hereunder, the other parties shall have such rights and remedies as may be available at law or in equity or as specified in the Promissory Notes.

         25. Lien Search. It shall be a condition of the Company's and Northridge's obligation to close this transaction that a personal property lien search (Form UCC-11) reveal no lien or encumbrance on the Interest (a "Defect"). Promptly following the execution of this Agreement, the Company shall order a lien search at the Company's expense. If any Defect shall be discovered as the result of such lien search, the Company shall promptly notify Wyndham and Wyndham shall have up to twenty (20) days to cure the Defect to the Company's satisfaction. In the event that Wyndham fails to cure the Defect at the conclusion of said twenty (20) days, the Company may elect, in its sole discretion (a) to close the transaction with a reduction in the Consideration, in the amount(s) of the obligation underlying any such Defect(s) or (b) to extend the Closing Date for an additional period designated by the Company, but in no event more than (45) days, to give Wyndham time to eliminate the Defect; or (c) to terminate this Agreement. If the Company elects to terminate this Agreement such uncured Defect shall be deemed to constitute a default by Wyndham under this Agreement.

         26. Consents. Wyndham shall use best efforts to obtain each of the mortgagee consents described in Exhibit 26 within forty-five (45) days following the date hereof to the transfer of the Management Agreements as provided herein or, alternatively, to an amendment to the Management Agreements which provides for (i) a thirty (30) day termination right by Wyndham (or its applicable affiliate) without any termination payment, "make whole" payment or similar payment, and (ii) reduced management fees of $5,000 per month per hotel (and elimination of any incentive fees) plus pass-through of out-of-pocket expenses as provided in the Management Agreements. It shall be a condition to Wyndham's, WII's and Patriot's obligations under this Agreement that all such mortgagee consents are obtained. Wyndham shall not be required to make any payments or undertake any additional liabilities in order to obtain such mortgagee consents other than the payment of legal costs and other out-of-pocket expenses of such mortgagees. Wyndham and Northridge shall each use commercially reasonable efforts to obtain each of the franchisor consents described in Exhibit 26, with Northridge assuming primary responsibility for obtaining the franchisor consents listed on Exhibit 26 from Promus Hotels, Inc. and Hilton Inns, Inc.; provided, however, that any assignment fees or amounts paid or payable in connection with obtaining such consents shall be subject to Wyndham's approval in its sole and absolute discretion. All out-of-pocket costs associated with obtaining the foregoing consents shall be borne by

Wyndham. In the event that any of the franchisor consents is not obtained prior to the Closing Date, the transaction shall close in accordance with the terms of this Agreement, except that the Management Agreement(s) with respect to the Hotel(s) with respect to which consent has not been obtained shall not be assigned on the Closing Date and the Company shall continue to manage such hotel(s) pursuant to the terms of the applicable Management Agreement(s), provided that such Management Agreement(s) will be amended to provide for (a) a thirty (30) day termination right by Wyndham without any termination payment, "make-whole" or similar payment, and (b) management fees shall be reduced to $5,000 per month per hotel plus pass-through of out-of-pocket expenses. Any amendment of Management Agreements pursuant to this Section 26 shall be treated for purposes of this Agreement as a distribution of such Management Agreements pursuant to Section 1 hereof and shall not affect the Initial Redemption at Closing.

         27. Notices. All notices, consents or waivers required or permitted in this Agreement shall be in writing and be deemed to have been duly given on the earlier of (a) when delivered to the recipient personally; (b) 72 hours after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by telecopier, as long as a confirming copy is sent by overnight courier service which provides evidence of delivery or attempted delivery. A party may change its address for notice by such notice.


         If to Wyndham, Patriot     c/o Wyndham International, Inc.
         or WII:                    1950 Stemmons Freeway, Suite 6001
                                    Dallas, TX 75201
                                    Attn:  Leslie Ng
                                    Facsimile No.: 212/355-7772

         With a copy to:            c/o Wyndham International, Inc.
                                    1950 Stemmons Freeway, Suite 6001
                                    Dallas, TX 75201
                                    Attn: General Counsel
                                    Facsimile No.: 214/863-1986

         If to Northridge, the      c/o Interstate Hotels Corporation
         Company or IHC             Foster Plaza 10
                                    680 Andersen Drive
                                    Pittsburgh, PA 15220-8126
                                    Attn: Chairman and CEO
                                    Facsimile No.: 412/937-8051

         With a copy to:            c/o Interstate Hotels Corporation
                                    Foster Plaza 10
                                    680 Andersen Drive
                                    Pittsburgh, PA  15220-8126
                                    Attn:  General Counsel
                                    Facsimile No.:  412/937-3116


         28. Entire Agreement. This Agreement, including the Exhibits and other documents referred to herein, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the parties after the execution of this Agreement.

         29. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         30. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

         31. Counterparts. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

         32. Headings, Gender and Number. The section headings used in this Agreement are intended solely for convenience of reference and shall not amplify, limit, modify or otherwise be used in the interpretation of any provision of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

         33. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         34. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         35. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         36. Binding Agreement; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. No party shall be permitted to assign any of their respective rights or obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, either Wyndham or Northridge may cause documents executed and delivered on the Closing Date to be executed in favor of an Affiliated nominee by giving written direction to such effect to the other parties, on which such other parties may conclusively rely, but no such direction shall affect any of the rights, interests or obligations of Wyndham or Northridge under this Agreement.

         37. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

         38. Exhibits. References in this Agreement to Exhibits mean the exhibits attached hereto, all of which are incorporated by reference into this Agreement.

         39. Further Documents. Each party will, whenever and as often as it shall be reasonably requested by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents as may reasonably be necessary in order to carry out the terms and conditions of this Agreement and to complete the transactions, herein contemplated and shall do any and all other acts as may be reasonably requested in order to carry out the intent and purpose of this Agreement.

         40. Alternative Redemption Terms. In the event that either Northridge or Wyndham exercise their respective rights under Section 17 hereof to close this transaction notwithstanding the termination of the Securities Transaction, the terms of the redemption shall be as set forth in prior sections of this Agreement except as follows:

         (a) At the Closing, the Company shall increase the amount of the Escrowed Funds from the amount required under Section 4 to an amount equal to the Preferred Redemption Amount.

         (b) On the Preferred Redemption Date, the Preferred Redemption Amount shall be paid by the Company in full in cash. The Escrowed Funds shall be applied toward this obligation.

         (c) Since no Promissory Notes will be issued by the Company pursuant to Section 3, there will be no guaranties of the Promissory Notes by IHC or Northridge.

         (d) Since the Preferred Redemption Amount is being secured in full pursuant to subparagraph (a) above and since the Preferred Redemption Amount is being paid in full in cash on the Preferred Redemption Date, there will be no financial covenants pursuant to Section 5.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                             INTERSTATE HOTELS, LLC

                             By:  Northridge Holdings, Inc.,
                                  its Managing Member

                             By: /s/ Timothy Q. Hudak
                             Name: Timothy Q. Hudak
                             Title: Senior Vice President

                             PAH-INTERSTATE HOLDINGS, INC.

                             By: /s/ Fred J. Kleisner
                             Name: Fred J. Kleisner
                             Title:

                             PATRIOT AMERICAN HOSPITALITY, INC.

                             By: /s/ Fred J. Kleisner
                             Name: Fred J. Kleisner
                             Title:

                             WYNDHAM INTERNATIONAL, INC.

                             By: /s/ Fred J. Kleisner
                             Name: Fred J. Kleisner
                             Title: President and Chief Executive Officer

                             NORTHRIDGE HOLDINGS, INC.

                             By: /s/ Timothy Q. Hudak
                             Name: Timothy Q. Hudak
                             Title: Senior Vice President

                             INTERSTATE HOTELS CORPORATION

                             By: /s/ Timothy Q. Hudak
                             Name: Timothy Q. Hudak
                             Title: Senior Vice President